                                                                    EXHIBIT 12.1

                            Chesapeake Corporation

12.1(a)  Statement of Computation of Ratio of Earnings to Fixed Charges
         (Unaudited)

                                       Nine months ended
                                 ------------------------------
 ($ in millions)                  September 1,     October 1,                                Years Ended December 31,
                                                                 -------------------------------------------------------------------
                                      2001            2000           2000          1999      1998(1)(2)      1997(1)     1996(1)(2)
                                 ----------------  ------------  ------------  ------------ ------------- ------------- ------------
 Fixed charges:
   Interest expense, net                    23.5          18.5          28.1           0.4           1.1          11.3         24.3
   One-third of rent expense                 0.9           1.4           1.9           0.9           0.5           0.5          1.2
                                 ----------------  ------------  ------------  ------------ ------------- ------------- ------------
 Total fixed charges                        24.4          19.9          30.0           1.3           1.6          11.8         25.5

 Add (deduct):
   Income (loss) from continuing
    operations before taxes                  7.3          12.8          17.6          76.3          (2.8)         58.3        (26.6)
                                 ----------------  ------------  ------------  ------------ ------------- ------------- ------------
 Earnings for fixed charges                 31.7          32.7          47.6          77.6          (1.2)         70.1         (1.1)
                                 ================  ============  ============  ============ ============= ============= ============
 Ratio of earnings to fixed
  charges                                    1.3           1.6           1.6          59.7             -           5.9            -
                                 ================  ============  ============  ============ ============= ============= ============

     (1) The majority of the businesses that were reported as part of continuing operations in 1996, 1997, and 1998 were sold in 1997 and 1999. Therefore, the results of these operations do not reflect our current business portfolio.
     (2) Earnings for fixed charges were inadequate to cover fixed charges by $26.6 million in 1996 and $2.8 million in 1998.
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                            Chesapeake Corporation

12.1(b)    Statement of Computation of Pro Forma Ratio of Earnings to Fixed
           Charges
           (Unaudited)




                                                                                Pro Forma(1)
                                                                   -----------------------------------
                                                                   Nine months ended       Year Ended
           ($ in millions)                                          September 30,          December 31,
                                                                         2001                 2000
                                                                   -----------------     --------------

           Fixed charges:
              Interest expense, net                                            27.7               33.2
              One-third of rent expense                                         0.9                1.9
                                                                   -----------------     --------------
           Total fixed charges                                                 28.6               35.1

           Add:
              Income from continuing operations before taxes                    3.1               12.5
                                                                   -----------------     --------------
           Earnings for fixed charges                                          31.7               47.6
                                                                   =================     ==============

           Pro forma ratio of earnings to fixed charges                         1.1                1.4
                                                                   =================     ==============




           (1) For purposes of computing the pro forma ratio of earnings to fixed charges, the ratio of earnings to fixed charges is adjusted for the original notes offering and use of the proceeds therefrom, assuming the offering of the original notes had been completed January 1, 2000.